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                                                                EXHIBIT 4.12

                                February 12, 1998

DTI Holdings, Inc.
Digital Teleport, Inc.
11111 Dorsett Road
St. Louis, Missouri 63043

                  Re:      Agreement Of Subordination

Ladies and Gentlemen:

         Richard D. Weinstein ("Weinstein") has certain obligations to KLT Telecom Inc., a Missouri corporation ("KLT"), pursuant to that certain Guaranty Agreement dated as of March 12, 1997, as amended (such obligations being referred to herein as the "Junior Claims"). The Junior Claims are secured by security interests (the "Junior Security Interests") in Weinstein's stock in DTI Holdings, Inc. (the "Collateral") pursuant to a Stock Pledge Agreement dated March 12, 1997 (the "Stock Pledge Agreement"). Richard D. Weinstein ("Weinstein") has certain other obligations to KLT ("Frank Litigation Obligations to KLT") pursuant to Section 8.3 of the Stock Purchase Agreement dated December 31, 1996, as amended ("Stock Purchase Agreement"). The Frank Litigation Obligations to KLT are also secured by security interests in the Collateral pursuant to the Stock Pledge Agreement.

         For value received, and to induce Merrill Lynch, Pierce, Fenner & Smith Incorporated and TD Securities (USA) Inc. to enter into certain financial transactions with Weinstein, KLT (i) hereby subordinates and postpones the Junior Claims to any indemnification claims of Digital Teleport, Inc. ("DTI"), a Missouri corporation, or DTI Holdings, Inc. ("Holdings") against Weinstein pursuant to Section 8.3 of the Stock Purchase Agreement (such claims being referred to herein as the "Senior Claims"), and (ii) hereby agrees to reimburse DTI and Holdings for the Senior Claims to the extent of any proceeds that KLT receives from Weinstein pursuant to the Frank Litigation Obligations to KLT, less all costs and expenses (including without limitation reasonable attorneys' fees and expenses) incurred by KLT in pursuit of such claims. If any such proceeds consist of securities of Holdings, the amount of such proceeds shall mean (a) the amount received from the sale of such securities, or (b) if KLT does not sell such securities, the fair market value thereof. The Frank Litigation Obligations to KLT are not subordinated to DTI or Holdings hereunder, and nothing herein shall be deemed to preclude KLT from exercising its rights under the Stock Pledge Agreement in its sole discretion with respect to such Frank Litigation Obligations to KLT, subject to KLT's reimbursement obligations to DTI and Holdings set forth herein.

         KLT hereby agrees that the relative priorities of the Junior Security Interests and the Senior Security Interests shall be as set forth in this Agreement notwithstanding the time of filing of financing statements, taking possession of the Collateral or the taking of any other steps necessary to perfect its liens or security interests and notwithstanding bankruptcy or insolvency proceedings involving Weinstein as debtor.




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         KLT hereby agrees that until such time as the dispute resulting in the
Frank Litigation is finally determined, whether by mutual written agreement of the parties, by final and binding arbitration or by an order or judgment of a court of competent jurisdiction, which has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought ("Frank Matter Resolution"), KLT shall not have any right (i) to foreclose upon or exercise any other right or remedy with respect to any of the Collateral, whether by judicial action or otherwise, or (ii) to ask, demand, sue for, take, enforce or accept from Weinstein any payment on account of, or any security for, any Junior Claim.

         KLT hereby represents to you that (i) KLT has not heretofore assigned, transferred, created a security interest in, or otherwise encumbered such Junior Claims nor executed or delivered any other instrument or document adversely affecting the Junior Claims, and (ii) KLT is not insolvent within any meaning of that term as of the date hereof.

         This Agreement is a continuing agreement and, unless you shall have specifically consented in writing to its revocation, shall remain in full force and effect in all respects until the Frank Matter Resolution.

         No delay or failure on your part in exercising any right or remedy shall operate as a waiver thereof; and no single or partial exercise of any right or remedy shall preclude other or further exercises thereof or the exercise of any right or remedy; and no notice to or demand on Weinstein or KLT shall be deemed a waiver of any obligation or duty of Weinstein or KLT or of your right to take further action without notice or demand; nor in any event shall any modification, alteration or waiver of any of the provisions hereof be effective unless in writing and signed for or on behalf of you and then only in the specific instance for which given.

         ALL PARTIES TO THIS AGREEMENT WAIVE TRIAL BY JURY IN ANY LITIGATION TO WHICH YOU ARE A PARTY ARISING OUT OF OR RELATING TO THE JUNIOR CLAIMS OR THIS AGREEMENT, AND KLT WAIVES ALL RIGHTS TO INTERPOSE THEREIN COUNTERCLAIMS OTHER THAN COMPULSORY COUNTERCLAIMS OR OFFSETS OF ANY KIND.

         Your rights and privileges hereunder shall inure to the benefit of your successors and assigns, and this Agreement shall be binding upon KLT's and Weinstein's respective successors and assigns. KLT and Weinstein waive notice of assignment hereof.

         This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Missouri. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of


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such provision or the remaining provisions of this Agreement.

         IN WITNESS WHEREOF, KLT and Weinstein have executed this Agreement this 12th day of February, 1998.



                                                    KLT TELECOM INC.



                                                   By:  /s/ R.G. Wasson
                                                      ----------------------
                                                   Name:  Ronald G. Wasson
                                                   Title: President



                                                   WEINSTEIN


                                                   /s/  Richard D. Weinstein
                                                   -------------------------
                                                   Richard D. Weinstein


ACCEPTED AND AGREED TO BY:

DTI HOLDINGS, INC.


By:  /s/  Richard D. Weinstein
  ----------------------------


ACCEPTED AND AGREED TO BY:

DIGITAL TELEPORT, INC.


By:  /s/  Richard D. Weinstein
   ---------------------------



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